Exhibit 10.2

LANCASTER COLONY CORPORATION
FORM OF PERFORMANCE UNIT AWARD AGREEMENT
This Performance Unit Award Agreement (this “Agreement”) is dated as of __________, by and between Lancaster Colony Corporation, an Ohio corporation (the “Company”), and __________________, an Employee or Consultant for the Company (the “Grantee”).
W I T N E S S E T H
WHEREAS, the Company desires to award Performance Units to the Grantee, subject to the terms and conditions of the Lancaster Colony Corporation 2015 Omnibus Incentive Plan (the “Plan”) and the terms and conditions described below;
WHEREAS, the Grantee wishes to accept such award, subject to the terms and conditions of the Plan and the terms and conditions described below;
WHEREAS, the Company hereby confirms to the Grantee the grant, effective on __________ (the “Grant Date”), pursuant to the Plan, of a target award of _____ Performance Units that may be earned upon achievement of the RTSR goal (described in Section 4(a)(i) of this Agreement) and _______ Performance Units that may be earned upon achievement of the Revenue goal (described in Section 4(a)(ii) of this Agreement, calculated in the manner described under Section 4 of this Agreement (“Awarded Units”) subject to the terms and conditions of the Plan and the terms and conditions described below; and
WHEREAS, the parties hereto understand and agree that any terms used and not defined herein have the same meanings as in the Plan.
NOW, THEREFORE, the Company and the Grantee hereby agree as follows:
1.Definitions. As used in this Agreement:
(a)“Account” means a bookkeeping entry of the Company to which Performance Units awarded under this Agreement are credited.
(b)“Certification Date” means the date that the Committee certifies that the performance goals under Section 4 of this Agreement have been achieved, which generally is the date that the Awarded Units vest except as otherwise provided in this Agreement or the Plan.
(c)“Compete” means to do any of the following as an officer, director, employee, independent contractor, consultant, owner, partner, member, shareholder, equity holder, or joint venturer of a competitor of the Company, or in any other capacity whatsoever with a competitor of the Company: (a) to directly or indirectly work for a competitor; or (b) to directly or indirectly assist a competitor with one of its existing or prospective goods or services that directly or indirectly competes, will directly or indirectly compete, or would directly or indirectly compete with a good or service directly or indirectly offered, or that may or will be directly or indirectly offered, by the Company.
(d)Confidential Information” means any and all non-public information regarding the Company, its goods, or its services. “Confidential Information” includes any information that qualifies as a “trade secret” under the Uniform Trade Secrets Act or the common law of any state. Additionally, the term “Confidential Information” includes the aforementioned non-public information that has become public because a person or entity breached an obligation to maintain its confidentiality.
(e) “Innovations” shall mean all discoveries, developments, designs, ideas, innovations, improvements, inventions, formulas, processes, techniques, and know-how (whether or not patentable or registrable under copyright, trademark or similar statutes) made, conceived, reduced to practice or learned by the Grantee either alone or jointly with another while in the employ of the Company, or disclosed to a third party by the Grantee within one (1) year of leaving its employ, that

(i)    relate directly to the Company’s business or the production of any character of goods or materials sold or used by the Company,
(ii)    result from tasks assigned to the Grantee by the Company, or
(iii)    result from the use of premises or equipment owned, leased, or otherwise acquired by the Company.
(f)“Performance Period” means the period beginning on July 1, 20__, and ending on June 30, 20__.
(g)“Performance Restrictions” means the vesting requirements related to the achievement of performance goals identified in Section 4 of this Agreement.
(h)“Protected Territory” includes the following geographic areas: (a) all states and territories of the United States of America; and (b) any other geographic area where it is reasonably necessary for the protection of the Company’s legitimate interests to restrict Employee from competing and such restriction does not impose an undue hardship on Employee or disregard the interests of the public.
(i)“Revenue Goal Awarded Units” means the portion of the Awarded Units that may be earned upon achievement of the Revenue goal described in Section 4(a)((ii)) of this Agreement.
(j)“RTSR Awarded Units” means the portion of the Awarded Units earned upon achievement of the RTSR goal described in Section 4(a)(i) of this Agreement.
(k)“Third Party” or “Third Parties” means, individually or collectively, any current or prospective client, vendor, or other person or entity in an existing or potential business relationship with the Company during Employee’s employment with the Company or within the two (2) years following Employee’s termination of employment with the Company.
(l)“Third Party Confidential Information” means any and all non-public information provided to Employee, on a confidential basis, by or on behalf of any existing or potential client, vendor, or other person or entity in an existing or potential business relationship with the Company. Additionally, the term “Third Party Confidential Information” includes the aforementioned non-public information that has become public because a person or entity breached an obligation to maintain its confidentiality.
(m)For purposes of this Agreement, the “Company” shall include any Affiliate of the Company.
2.Provisions of the Plan Controlling. The Grantee specifically understands and agrees that the Awarded Units are being granted under the Plan, and are being granted to the Grantee as Performance Units pursuant to the Plan, copies of which the Grantee acknowledges the Grantee has read and understands and by which the Grantee agrees to be bound. The provisions of the Plan are incorporated herein by reference. Any capitalized term in this Agreement that is not defined in the Agreement shall have the definition set forth in the Plan. In the event of a conflict between the terms and conditions of the Plan and this Agreement, the provisions of the Plan will control.
3.Performance Unit Accounts. The number of Performance Units granted under this Agreement shall be credited to the Grantee’s Account. The Account shall be maintained on the books of the Company until full payment of the balance thereof has been made to the Grantee (or the Grantee’s beneficiaries if the Grantee is deceased). No funds shall be set aside or earmarked for the Account, which shall be purely a bookkeeping device.
4.Vesting of Awarded Units.
(a)Unless the Committee, in its sole and absolute discretion, determines that the acceleration of vesting is appropriate, the Performance Restrictions shall lapse and Awarded Units shall be earned and vest only upon both (1) the Committee’s certification of the results in (i) and (ii) below (including interpolation between the results, expressed as a percentage of the target except as otherwise noted below) and (2) the Grantee’s continued service through the last day of the Performance Period (except as otherwise provided in this Agreement in the events of death, Disability, Retirement, or a Change in Control). If those conditions are satisfied, the total number of Awarded Units will be equal to the sum of Awarded Units under subsections (i) and (ii) below.
(i)    RTSR Awarded Units shall be earned and vest, and the related Performance Restrictions on such number of RTSR Awarded Units shall lapse, based on the Company’s RTSR over the Performance Period in accordance with the following schedule:

RTSR* Percentile Ranking Among TSR Peer Group**	Vested Portion of Award as a % of Target
<25th	0%
25th	20%
50th	100% (Target)
75th	150%
90th	200%
*RTSR (Relative Total Shareholder Return) means the Company’s Total Shareholder Return (“TSR”) compared to the TSRs of the TSR Peer Group. TSR means the growth in the price of a share of the Company’s common stock, calculated in a manner pursuant to Exhibit A. Payout shall be based upon the Company’s TSR compared to the TSR for the companies in the Peer Group using the PERCENTILE function in Microsoft Excel to determine the TSR value at the percentages listed in the schedule above.

** TSR Peer Group means the peer group of companies set forth on Exhibit B hereto.

Notwithstanding the foregoing, if the Company’s TSR is negative for the Performance Period, the maximum payout possible for this 50% component of the Award will be 100% of Target Performance Units regardless of relative performance.
(ii)    Revenue Goal Awarded Units shall be earned and vest, and the related Performance Restrictions on such number of Revenue Goal Awarded Units shall lapse, based on the Company’s achievement of the Revenue Goals listed below as of the last day of the Performance Period in accordance with the following schedule:

Revenue* Goal	Vested Portion of Award as a % of Target
< $ [Min]	0%
$ [Min]	20%
$ [Target]	100% (Target)
$ [Max]	200%
*Revenue Goal means growth in revenue during the Performance Period as calculated in the attached Exhibit C; provided, however, that the calculation of the Revenue Goal will exclude the impact of extraordinary events listed in Section 14(e) of the Plan.

(iii)    With respect to both RTSR and the Revenue Goals, if a performance goal is achieved at a level that is greater than the minimum requirements to trigger vesting of a number of Awarded Units but less than the next highest level that triggers a higher number of the Awarded Units to vest, the applicable number of Awarded Units will be linearly interpolated. Linear interpolation means that an increase in a goal above one specified level but below another level will result in a similar incremental increase in the vested number of Awarded Units. Such linear interpolation will be calculated in a manner consistent with the example in Exhibit C of this Agreement.
(iv)    After the number of Awarded Units is calculated for a specific performance goal, the number of Awarded Units calculated under paragraph (i) above (for RTSR) and paragraph (ii) above (for Revenue) will be added together, and the sum produce the total number of Awarded Units that vest under this Agreement.
(b)As soon as practicable after the end of the Performance Period, the Committee will certify in writing whether the Performance Restrictions have been met for the Performance Period and determine the number of Awarded Units, if any, that will be payable to the Grantee; provided, however, that if the Committee certifies that the Performance Restrictions have been met, the Committee may, in its sole discretion, adjust the number of Awarded Units payable to the Grantee with respect to the Award to reflect the effect of extraordinary events upon the Performance Restrictions, as provided under the Plan. The date of the Committee’s certification under this Section shall hereinafter be referred to as the “Certification Date.” The Company will notify the Grantee (or the executors or administrators of the Grantee’s estate, if appropriate) of the Committee’s certification following the Certification Date (such notice being the “Determination Notice”).

(c)Except as set forth below, if Grantee’s Continuous Status as an Employee or Consultant is terminated for any reason prior to the Certification Date, the Grantee shall forfeit all Awarded Units credited to the Grantee’s Account. Notwithstanding the foregoing, if the Grantee is Retirement eligible on or before the Grant Date, in the event that Grantee’s Continuous Status as an Employee or Consultant terminates on or after the first day of the thirteenth month of the Performance Period as a result of Retirement, the Grantee shall vest in a portion of the Awarded Units after the Certification Date; provided that the Committee actually certifies that the Performance Restrictions for the Performance Period have been met. Such portion shall be equal to (i) one-third of the Awarded Units if the Grantee’s termination occurs more than 12 months but no greater than 24 months after the start of the Performance Period and (ii) two-thirds of the Awarded Units if the Grantee’s termination occurs more than 24 months after the start of the Performance Period but before the Certification Date. For purposes of this Agreement, “Retirement” means the Grantee’s attainment of age 60 and 10 years of Service. Further notwithstanding the foregoing, in the event that Grantee’s Continuous Status as an Employee or Consultant terminates any time after the start of the Performance Period because of either (i) Grantee’s Disability or (ii) Grantee’s death, Grantee shall fully and immediately vest in all Awarded Units, calculated as though target performance had been achieved for each of the RTSR and Revenue Goals. If Grantee dies after Retirement but before the Certificate Date, Grantee’s termination of Continuous Status as an Employee or Consultant will be deemed to have occurred as a result of death and not Retirement.
5.Delivery of Shares. Once Awarded Units have vested under this Agreement, the Company will convert the Awarded Units in the Grantee’s Account into Shares on a one-for-one basis and deliver the total number of Shares due to the Grantee as soon as administratively possible after such date, but no later than the 15th day of the 3rd month after the end of the Performance Period; provided, however, that if the Awarded Units vested because Grantee’s termination of Continuous Status as an Employee or Consultant due to Grantee’s Disability or death, the Shares shall be delivered no later than the 15th day of the 3rd month after such termination date. Notwithstanding any provision to the contrary, if, in the reasonable determination of the Company, the Grantee is a “specified employee” for purposes of Code Section 409A, then, if necessary to avoid the imposition of additional taxes or interest under Code Section 409A, the Company shall not deliver the Shares otherwise payable upon the Grantee’s termination of Continuous Status as an Employee or Consultant until the date that is at least 6 months following the Grantee’s termination and separation of service under Code Section 409A. The delivery of the Shares shall be subject to payment of the applicable withholding tax liability and the forfeiture provisions of this Agreement. If the Grantee dies before the Company has distributed any portion of the vested Awarded Units, the Company will transfer any Shares in accordance with the Grantee’s written beneficiary designation or to the Grantee’s estate if no written beneficiary designation is provided.
6.Dividend Equivalents but no Voting Rights. Unless and until Shares have been issued to the Grantee, the Grantee shall not have any privileges of a stockholder of the Company with respect to any Awarded Units subject to this Agreement or otherwise afford any rights to which Shares are entitled with respect to any such Awarded Units. Notwithstanding the foregoing, the Grantee shall be entitled to receive dividend equivalents with respect to the number of Awarded Units that vest. Each dividend equivalent represents the right to receive an amount equal to the dividends that are declared and paid during the period beginning on the Grant Date and ending on the Certification Date with respect to the Share represented by the related vested Awarded Unit, subject to the same terms and conditions as Awarded Units under this Agreement. The dividend equivalents on the vested Awarded Unit shall be payable only when and to the extent that the underlying Awarded Unit vests and becomes settled. Any dividend equivalents will be distributed to the Grantee in accordance with Section 5 of this Agreement or forfeited, depending on whether or not the applicable Awarded Units have vested under this Agreement. Any such distributions will be made in (i) cash, for any dividend equivalents relating to cash dividends and/or (ii) Shares, for any dividend equivalents relating to Share dividends.
7.Additional Shares. If the Company pays a stock dividend or declares a stock split on or with respect to any of its Common Stock, or otherwise distributes securities of the Company to the holders of its Common Stock, the shares of stock or other securities of the Company issued with respect to the Awarded Units then subject to the restrictions contained in this Agreement shall be held in escrow and shall be distributed to the Grantee on the Certification Date, unless the Grantee forfeits the Awarded Units pursuant to Section 4 hereof, in which case the Grantee shall also forfeit the right to receive such stock or other securities. If the Company shall distribute to its shareholders shares of stock of another corporation, the shares of stock of such other corporation distributed with respect to the Awarded Units then subject to the restrictions contained in this Agreement shall be held in escrow and shall be distributed to the Grantee on such Certification Date, unless the Grantee forfeits the Awarded Units pursuant to Section 4 hereof, in which case the Grantee shall also forfeit the right to receive such stock.
8.Effect of Change in Control. Notwithstanding anything in this Agreement to the contrary, including Section 4, in the event of a Change in Control, no cancellation, termination, acceleration of vesting, lapse of any restriction (performance or otherwise), or settlement or other payment shall occur with respect to any Awarded Units, if and only if the Committee (as constituted immediately before the consummation of the Change in Control) reasonably determines in good faith before the Change in Control that (i) this outstanding Award will be honored or assumed, or new rights substituted (such honored, assumed, or substituted Award being referred to as a “Replacement Award”) by the successor, and (ii) such Replacement Award:

(i)be (A) based on shares of common stock that are traded on a registered U.S. securities exchange or (B) an award of cash having the same economic value;
(ii)provide the Grantee with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under this Agreement, including, but not limited to, an identical or better vesting schedule and identical or better timing and methods of payment;
(iii)have substantially equivalent economic value to the Awarded Units under this Agreement, determined at the time of the Change in Control; and
(iv)have terms and conditions that provide that in the event that the Grantee’s Continuous Status as an Employee or Consultant is involuntarily terminated by the Company for any reason other than for Cause within two years following the Change in Control, any conditions on the Grantee’s rights under, or any restrictions on transfer applicable to, the Awarded Units shall be waived or shall lapse, as the case may be, and any performance-based restrictions shall be deemed to have been achieved at target level performance.
If, however, Replacement Awards are not granted in accordance with this section, restrictions on the Awarded Units shall terminate; any performance-based restrictions shall be deemed to have been achieved at target level performance; and such Awarded Units shall be immediately payable, except to the extent that later payment is necessary to comply with Code Section 409A.
9.Adjustments. The Awarded Units shall be subject to adjustment in accordance with Section 17 of the Plan.
10.Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any delivery of Shares to the Grantee, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the receipt of such delivery that the Grantee make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld. The Grantee may elect that all or any part of such withholding requirement be satisfied by retention by the Company of a portion of the Shares to be delivered to the Grantee. If such election is made, the Shares so retained shall be credited against such withholding requirement at the Fair Market Value (as such term is defined in the Plan) of a Share. In no event shall the Fair Market Value of Shares to be withheld pursuant to this Section 10 to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld.
11.Notices. Any notices required or permitted by the terms of this Agreement or the Plan must be in writing, shall be delivered to the Grantee at his or her address on file with the Company or to the Company addressed as follows (or to such other address or addresses of which notice in the same manner has previously been given), and will be deemed to have been duly given (a) when delivered in person, (b) when dispatched by electronic mail or facsimile transfer, (c) one business day after having been dispatched by a nationally recognized overnight courier service or (d) three business days after being sent by registered or certified mail, return receipt requested, postage prepaid:
Lancaster Colony Corporation
380 Polaris Parkway, Suite 400
Westerville, Ohio 43082
Attention: Corporate Secretary
12.No Employment Contract; Right to Terminate Employment. The grant of the Awarded Units to the Grantee is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. The grant of the Awarded Units and any payments made hereunder will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law. Nothing in this Agreement will give the Grantee any right to continue employment or to Continuous Status as an Employee or Consultant with the Company or any of its Subsidiaries, as the case may be, or interfere in any way with the right of the Company or any of its subsidiaries to terminate the employment of the Grantee at any time.
13.Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit‑sharing, retirement or other benefit or compensation plan maintained by the Company or a subsidiary of the Company and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary of the Company.

14.Innovations. In consideration of the Awarded Units, the Grantee agrees:
(a)For purposes of this Section 14, the “Company” shall mean Lancaster Colony Corporation or any of its parent, subsidiary, or affiliated companies. All Innovations shall belong to and be the exclusive property of the Company.
(b)The Grantee will promptly disclose all Innovations to the Company and will assign all of the Grantee’s right, title and interest to such Innovations, whether in the United States and any foreign country, to the Company and its successors and assigns. The Grantee will from time to time, upon request and at the expense of the Company, sign all instruments necessary for the filing and prosecution of any copyrights, patents, mask works, and applications for letters patent of the United States or any foreign country which the Company may desire to file upon such inventions without additional compensation. The Grantee will render all reasonable assistance to the Company and its agents in preparing applications and other documents and do all things that may be reasonable and necessary to protect the rights of the Company and vest in it all such inventions, discoveries, applications, and patents, even if the Grantee is no longer employed by the Company, provided that the Company compensates the Grantee at a reasonable rate for time actually spent by the Grantee on assistance occurring after termination of employment.
(c)That upon termination of employment with the Company for any reason, the Grantee will immediately deliver to the Company all drawings, blueprints, sketches, notebooks, formulae, notes, manuals and other documents reflecting Confidential Information or Innovations, and the Grantee will not retain any copies or versions of such information.
15.Improper Use or Disclosure of Confidential Information. In consideration of the Awarded Units, the Grantee agrees to the following terms on maintaining confidentiality of certain non-public information:
(a)For purposes of this Section 15, the “Company” shall mean Lancaster Colony Corporation or any of its parent, subsidiary, or affiliated companies.
(b)The Grantee agrees that during employment with the Company, and at any time thereafter regardless of the reasons for termination, the Grantee will not directly or indirectly do any of the following:
(i)    use, or attempt to use, any Confidential Information or Third Party Confidential Information, except as required for the performance of the Grantee’s lawful job duties for the Company;
(ii)    disclose, or attempt to disclose, any Confidential Information to any person or entity who, at the time of the disclosure or attempted disclosure, does not have access to the information that was authorized by an agent of the Company with actual authority to provide such access; and/or
(iii)    disclose, or attempt to disclose, any Third Party Confidential Information to any person or entity who, at the time of the disclosure or attempted disclosure, does not have access to the information that was authorized by (1) an agent of the Company with actual authority to provide such access and/or (2) an agent of the owner of the Third Party Confidential Information with actual authority to provide such access.
(c)Nothing in Section 15 of this Agreement restricts the Grantee from exercising any rights conferred by Section 7 of the National Labor Relations Act. Additionally, nothing in Section 15 of this Agreement restricts the Grantee from exercising any other rights that are conferred by federal, state, and/or local law and that an agreement such as this is prohibited by law from restricting. Further, nothing in Section 15 of this Agreement restricts the Grantee from reporting conduct the Grantee reasonably, and in good faith, believes to be a violation of federal, state, and/or local law. However, in exercising such rights or in making such reports, the Grantee must act in good faith and not unreasonably or unnecessarily disclose any Confidential Information or Third Party Confidential Information. Furthermore, if any Confidential Information is to be disclosed outside of the Company in exercising such rights or in making such reports, then the Grantee is required to provide prior written notice of the disclosure to Company management, so long as such prior written notice is not prohibited by law. If any Third Party Confidential Information is to be disclosed outside of the Company in exercising such rights or in making such reports, then the Grantee is required to provide prior written notice of the disclosure to Company management and to the management of any affected owner of Third Party Confidential Information, so long as such prior written notice is not prohibited by law. The Grantee must provide the prior written notice on or before the moment the Grantee makes the disclosure.
16.Unfair Competition. In consideration of the Awarded Units, the Grantee agrees to be prohibited from engaging in unfair competition with the Company both during and after employment as follows:

(a)For purposes of this Section 16, the “Company” shall mean Lancaster Colony Corporation or any of its Affiliates.
(b)The Grantee acknowledges that, by working for the Company, he or she will: (i) have access to, learn about, and work with the Company’s valuable and unique Confidential Information, all of which the Company developed through substantial, time, effort, and expense; (ii) be in contact and develop relationships with Third Parties, the contacts and relationships with whom the Company developed through substantial time, effort, and expense; and (iii) receive valuable training, knowledge, and expertise, some or all of which the Grantee gained in whole or in part through substantial time, effort, and expense by the Company. For these reasons, the Grantee acknowledges and agrees that the Company has legitimate interests in restricting the Grantee’s competitive activities both during and after employment with the Company and that the restrictions contained in this Section 16 are necessary to protect those legitimate business interests, are designed to eliminate competition that would be unfair to the Company, are reasonable in time and scope, and do not confer a benefit upon the Company which is disproportionate to any detriment to the Grantee.
(c)The Grantee agrees that during employment with the Company, and for a period of one (1) year thereafter regardless of the reasons for termination, the Grantee will not Compete with the Company, or prepare to Compete with the Company, within the Protected Territory. This restriction applies regardless of whether the Grantee is physically present in the Protected Territory engaging in prohibited competition or whether the Grantee uses means of communication, such as the telephone or the Internet, to engage in prohibited competition within the Protected Territory while physically outside of the Protected Territory. Notwithstanding the foregoing, nothing in this Agreement shall prohibit the Grantee from purchasing or owning less than five percent (5%) of the publicly traded securities of any competitor of the Company’s, provided that such ownership represents a passive investment and that the Grantee is not a controlling person of, or a member of a group that controls, such competitor.
(d)The Grantee agrees that during employment with the Company and for a period of two (2) years thereafter regardless of the reasons for termination, the Grantee will not, to any tangible or intangible detriment of the Company, directly or indirectly do any of the following:
(i)    solicit in any way, or attempt to solicit in any way, any business from a Third Party;
(ii)    accept any business from, or attempt to accept any business from, a Third Party; and/or
(iii)    induce in any way, or attempt to induce in any way, a Third Party to terminate or diminish in any way its existing or prospective business relationship with the Company.
(e)The Grantee agrees that during employment with the Company and for a period of two (2) years thereafter regardless of the reasons for termination, the Grantee will not directly or indirectly do any of the following:
(i)    solicit in any way, or attempt to solicit in any way, any current or prospective employee of the Company to decline any prospective employment with the Company or to terminate his or her current employment with the Company; and/or
(ii)    induce in any way, or attempt to induce in any way, any current or prospective employee of the Company to decline any prospective employment with the Company or to terminate his or her current employment with the Company.
17.Miscellaneous and Remedies. In consideration of the Awarded Units, the Grantee agrees to be bound by the following:
(a)For purposes of this Section 17, the “Company” shall mean Lancaster Colony Corporation or any of its Affiliates.
(b)The Grantee represents that the Grantee currently has no restrictions on competition imposed by any agreement with any prior employer, including without limitation any non-competition restriction or non-solicitation restriction, that would prevent the Grantee from working for the Company and performing all lawful duties that the Company may require of the Grantee. By signing this Agreement, the Grantee certifies that the Grantee has made every good faith effort to determine whether any such restrictions exist. The Grantee agrees that the Grantee is prohibited from using or disclosing any confidential business information or trade secrets of a prior employer. This prohibits without limitation any disclosure of such information or trade secrets to any employee of the Company or any use of such information or trade secrets as part of the Grantee’s job duties with the Company. The Grantee further acknowledges that the Company will never directly or indirectly request Employee to improperly use or disclose any prior employer’s confidential information or trade secrets. If any Company employee does make such a request, the Grantee shall immediately report the request to the Company’s Human Resources Department.
(c)The Grantee agrees to notify any of the Grantee’s actual or prospective employers of the existence and terms of this Agreement and agrees that the Company may notify such employers of the terms of this Agreement as well.
(d)The Grantee agrees that any breach, threatened breach, or attempted breach by the Grantee of Sections 14, 15, and/or 16 of this Agreement will cause immediate and irreparable harm to the Company that cannot be adequately remedied by money damages and will entitle the Company to immediate injunctive relief and/or specific performance in any court of competent jurisdiction, as well as to all other legal or equitable remedies and Uniform Trade Secrets Act remedies, where applicable, to which the Company may be entitled.
(e)If a jury or court of competent jurisdiction finds that the Grantee has breached Section 15 of this Agreement, and this finding becomes final after any appeals are exhausted, then the Grantee is liable to the Company, for each breach, in an amount equal to ten percent (10%) of the Grantee’s last total annual compensation provided by the Company. The Grantee agrees that if the Grantee breaches Section 15 of this Agreement then Company will suffer actual damages in an amount that would be difficult if not impossible to determine and that the liquidated damages imposed for a breach of Section 15 of this Agreement represent the damages fairly estimated by the parties to result from any breach and do not constitute a penalty. Furthermore, the Grantee agrees that the imposition of these liquidated damages does not demonstrate or imply that the Company would not suffer irreparable harm from any breach of this Agreement and does not render improper the award of injunctive relief.
(f)The Grantee agrees that if the Grantee breaches, threatens to breach, or attempts to breach any of the provisions of Section 16(c) following termination of employment with the Company, then the post-employment restricted period for Section 16(c) shall be extended to encompass the period of one (1) year from the date the Company obtains a court order providing preliminary or permanent injunctive relief enjoining the Grantee from any or all acts and/or omissions contrary to Section 16(c). Similarly, if the Grantee breaches, threatens to breach, or attempts to breach any of the provisions of Sections 16(d) and/or 16(e) following termination of employment with the Company, then the restricted period for Sections 16(d) and/or 16(e) shall be extended to encompass the period of two (2) years from the date the Company obtains a court order providing preliminary or permanent injunctive relief enjoining the Grantee from any acts and/or omissions contrary to Sections 16(d) and/or 16(e).
(g)If the Company is, in its sole judgment, compelled to assert a cause of action against the Grantee to enforce or remedy any breach, threatened breach, or attempted breach of Sections 14, 15, and/or 16 of this Agreement, then the Grantee agrees to reimburse the Company for its reasonable attorneys’ fees and other reasonable expenses incurred in the investigation and successful prosecution or settlement of any such cause of action in addition to any damages or other remedies obtained by the Company.
(h)If any part of the restrictions contained in Section 16 of this Agreement are found unenforceable by any court of competent jurisdiction, then the parties agree that they intend for the court to enforce the restrictions to the extent reasonable or enforceable and to not decline enforcement. The parties agree that, in any litigation over Section 16 of this Agreement, they will jointly advocate this position to the court and/or any jury.
18.Information. Information about the Grantee and the Grantee’s participation in the Plan may be collected, recorded and held, used and disclosed for any purpose related to the administration of the Plan. The Grantee understands that such processing of this information may need to be carried out by the Company and its Subsidiaries and by third party administrators whether such persons are located within the Grantee’s country or elsewhere, including the United States of America. The Grantee consents to the processing of information relating to the Grantee and the Grantee’s participation in the Plan in any one or more of the ways referred to above.
19.Benefit of Agreement. Subject to the provisions of the Plan and the other provisions hereof, this Agreement is for the benefit of and is binding on the heirs, executors, administrators, successors and assigns of the parties hereto.
20.Entire Agreement. This Agreement, together with the Plan, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement not expressly set forth in this Agreement shall affect or be used to interpret, change or restrict the express terms and provisions of this Agreement; provided, however, in any event, this Agreement shall be subject to and governed by the Plan. The Administrator shall have authority, subject to the express provisions of the Plan and this Agreement, to establish, amend and rescind rules and regulations relating to the Plan, and to make all other determinations that are, in the judgment of the

Administrator, necessary or desirable for the administration of the Plan. The Administrator may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in this Agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All actions by the Administrator under the provisions of this Section 20 shall be conclusive for all purposes. The Grantee specifically understands and agrees that the Awarded Units are being granted under the Plan, copies of which Plan the Grantee acknowledges the Grantee has read, understands and by which the Grantee agrees to be bound.
21.Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of the Grantee with respect to the Awarded Units without the Grantee’s consent.
22.Severability. It is the intention and agreement of the Company and the Grantee that this Agreement shall be construed in such a manner as to impose only those restrictions on the conduct of the Grantee that are reasonable in light of the circumstances as they then exist and as are necessary to assure the Company of the intended benefit of this Agreement. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.
23.Governing Law. This Agreement is made under, and shall be construed in accordance with the internal substantive laws of the State of Ohio.
24.Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.
25.Electronic Delivery and Consent to Electronic Participation. The Company may, in its sole discretion, decide to deliver any documents related to the Awarded Units and participation in the Plan or future grants of Restricted Stock that may be granted under the Plan by electronic means. Notwithstanding anything in this Agreement to the contrary, Grantee hereby consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, including the acceptance of Restricted Stock grants and the execution of award agreements through electronic signature.

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Executed in the name and on behalf of the Company in Westerville, Ohio as of __________.

LANCASTER COLONY CORPORATION

By:
Name:
Title:

ACCEPTANCE OF AGREEMENT
    Grantee hereby: (a) acknowledges receiving a copy of the Plan, which has either been previously delivered or is provided with this Agreement, and represents that he or she is familiar with and understands all provisions of the Plan and this Agreement; (b) voluntarily and knowingly accepts this Agreement and the Awarded Units granted to him or her under this Agreement subject to all provisions of the Plan and this Agreement; and (c) represents that he or she understands that the acceptance of this Agreement through an on-line or electronic system, if applicable, carries the same legal significance as if he or she manually signed the Agreement. Grantee further acknowledges receiving a copy of the Company’s most recent annual report to shareholders and other communications routinely distributed to the Company’s shareholders and a copy of the prospectus pertaining to the Plan.

Grantee Name:

Exhibit A
Calculation of TSR
Total Shareholder Return (“TSR”) means, with respect to the Company, the growth in the price of a share of the Company’s common stock plus dividends during the Performance Period in accordance with the following formula:
TSR = [(Ending Stock Price plus Cumulative Dividends Paid) / Beginning Stock Price] – 1.
“Beginning Stock Price” means the average closing price as reported on the Nasdaq Stock Market (or such other principal exchange on which the Company’s common stock is then listed for trading) of one (1) share of the Company’s common stock for the last twenty (20) trading days immediately prior to the first day of the Performance Period.
“Ending Stock Price” means the average closing price as reported on the Nasdaq Stock Market (or such other principal exchange on which the Company’s common stock is then listed for trading) of one (1) share of the Company’s common stock for the last twenty (20) trading days prior to and including the final day of the Performance Period.
“Dividends Paid” shall include all dividends declared, with an ex-dividend date within the Performance Period, if any, with respect to the Company’s common stock underlying the Performance Units.

TSR for each member of the TSR Peer Group shall be calculated on the same principles as set forth above for the Company.

Exhibit B
Peer Group

The __ companies set forth in the S&P 1500 Packaged Food and Meats Index

•Peer Group companies will be adjusted as follows for activity during the Performance Period
◦If the Company or a member of the Peer Group splits its stock, such company’s TSR will be adjusted for the stock split
◦If a member of the Peer Group has announced to be acquired by another company, the company will be removed from the Peer Group for the entire Performance Period
▪The Committee has the discretion to reinstitute the peer company if the deal falls through
◦If a member of the Peer Group sells, spins‐off, or disposes of a portion of its business representing more than 50% of such Company’s total assets during the Performance Period, such Company will be removed from the Peer Group
◦If a member of the Peer Group acquires another company, the acquiring Peer Group company will remain in the Peer Group for the Performance Period
◦If a member of the Peer Group is delisted on all major stock exchanges, such delisted company will remain in the Peer Group, positioned below the lowest performing member of the Peer Group
◦Members of the Peer Group that file for bankruptcy, liquidation or similar reorganization during the Performance Period will remain in the Peer Group, positioned below the lowest performing nonbankrupt member of the Peer Group
◦No new Peer Group companies may be added during the course of a Performance Period.
◦In addition, the Compensation Committee shall have the authority to make other appropriate adjustments in response to a change in circumstances that results in a member of the Peer Group no longer satisfying the criteria for which such member was originally selected

Exhibit C
Calculation of Revenue Goal

Revenue Growth Metric - FY__ Target Established at _% CAGR

($ in Thousands)
			FY__ Revenue as % of Target				Share Payout as % of Units Granted
FY__ Revenue					CAGR *
>=	$_________		>=	___%	>=	___%	200% (Maximum)
	$_________	(Target)		___%		___%	100%
	$_________			___%		___%	20% (Threshold)
<	$_________		<	___%	<	___%	—%